Exhibit 11.1



                                            LANDEC CORPORATION

                          STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE
                                  (In thousands, except per share data)



                                                                 Year Ended October 31,
                                                        ---------------------------------------------
                                                            1996            1995           1994
                                                        -------------   -------------  --------------

  Net Loss                                                $  (4,200)      $  (2,759)     $  (4,355)
                                                        =============   =============  ==============


  Shares used in calculating net loss per share:
       Weighted   average  shares  of  common  stock
         outstanding                                          7,699             542            522
       SEC Staff Accounting Bulletin Topic 4D                     -             640            640
                                                        ------------   -------------  --------------
  Total  shares  used in  calculating  net  loss per          7,699           1,182          1,162
     share                                              ============   =============  ==============
  Net loss per share                                      $   (0.55)       $  (2.33)      $  (3.75)
                                                        ============   =============  ==============


  Shares used in calculating supplemental net loss per share:
       Weighted   average  shares  of  common  stock
         outstanding                                          7,699             542
       Weighted   average   shares  of  the  assumed
         conversion    of   preferred    stock   and
         promissory notes from the date of issuance           1,998           6,633
                                                        -------------   -------------

  Total shares used in calculating  supplemental net
     loss per share                                           9,697           7,175
                                                        =============   =============
  Supplemental net loss per share                         $   (0.43)      $   (0.38)
                                                        =============   =============